Exhibit 99.1

Contact Information: Paul Williams Vice Chairman & Chief Financial Officer 214-644-0065 pwilliams@haloco.com	FOR IMMEDIATE RELEASE

HALO COMPANIES, INC. ANNOUNCES PROFITABLE FIRST QUARTER 2012 RESULTS

ALLEN, TX (May 22, 2012) – Halo Companies, Inc. (OTCQB: HALN) announced profitable first quarter results with revenue of $1.9 million and a net income of $279,000 for the quarter ended March 31, 2012.

“The results for the first quarter 2012 continue to show profitably in the distressed asset services verticals,” states Robbie Hicks, Vice President & Controller of Halo Companies, Inc. “This marks the second consecutive profitable quarter as the fourth quarter of 2011 reported revenue of $3.2 million and net income of $461,000. We anticipate 2012 to continue to be a notable year for Halo in the asset management and portfolio advisory services sectors.”

Highlights for the first quarter 2012:

Financial Results excerpted from annual audit and quarterly reviews

	Last 12 Months by Quarter
	Three Months Ended
	March 31, 2012	Dec 31, 2011	Sept 30, 2011	June 30, 2011
Revenue	$1,916,838	$3,162,666	$1,453,009	$809,737
Net Income (Loss)	$279,151	$460,837	$(559,550)	$(1,277,981)

•	Revenue increased 124% to $1.9 million over same quarter previous year
•	Net income increased 125% to $279,000 over same quarter previous year

About Halo Companies, Inc.

Halo Companies, Inc. (OTCQB: HALN) is a publicly-traded, nationwide distressed asset services company, providing technology-driven asset management, portfolio analytics, acquisition, repositioning and liquidation strategies for the private investment and mortgage servicing industry. Founded in 2004, Halo established its roots in the mortgage origination sector, quickly growing to an award-wining consumer financial services company. Halo’s years of experience, key leadership and industry knowledge laid the foundation for its emergence as a premier distressed asset services company. For more information about Halo Companies, Inc., visit www.haloco.com.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this press release contains forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in Halo Companies’ filings with the Securities and Exchange Commission. Halo Companies, Inc. disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

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